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Description of Securities of IVP Technology Corporation

General

     The Company's authorized capital consists of 50,000,000 shares of common stock, par value $.001 per share ("Common Stock"). At July 20, 2001, there were outstanding 41,310,848 shares of Common Stock. Set forth below is a summary description of certain provisions relating to the Company's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to the Company's Articles of Incorporation and By-Laws and the Nevada corporation laws.

Common Stock

     Each outstanding share of Common Stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the Common Stock have no preemptive rights with respect to future offerings of shares of Common Stock. Holders of Common Stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is the Company's present intention to retain earnings, if any, for use in its business. The payment of dividends on the Common Stock are, therefore, unlikely in the foreseeable future.

     Registration Rights

     The Company has granted registration rights covering 2,500,000 shares of common stock issued to Orchestral Corporation ("Orchestral"), the licensor of PowerAudit software marketed by the Company. The Company agreed to file a registration statement under the Securities Act of 1933 (the "Act") which includes all of the shares of capital stock. The Company agreed to use its best efforts to keep such registration statement continuously effective under the Act until the date which is two years after the date that such registration statement is declared effective by the Securities and Exchange Commission or such earlier date when all shares covered by such registration statement have been sold or may be sold without volume restrictions pursuant to the Act. Orchestral has made any demand for the Company to file the registration statement nor has nor has it threatened any action in connection with the Company's failure to file said registration statement.

     Transfer Agent

     The Transfer Agent for the Common Stock is Pacific Stock Transfer Company located at P.O. Box 93385, Las Vegas, Nevada 89193-3385.